Exhibit 23.7

June 5th, 2026

Board of Directors

Inflection Point Acquisition Corp. III (NASDAQ:IPCX)

167 Madison Avenue, Suite 205

New York, NY | 10016 | United States

Re:	Consent of Newbridge Securities Corporation

Reference is made to our updated opinion letter, dated June 1st, 2026 (the “Updated Newbridge Opinion”), with respect to the fairness from a financial point of view to the common stockholders of Inflection Point Acquisition Corp. III (NASDAQ:IPCX) (“IPCX”) of the IPCX Consideration Stock (as defined in the Updated Newbridge Opinion) and the Total Pre-Money Consideration (as defined in the Updated Newbridge Opinion) pursuant to the Business Combination Agreement, dated as of August 25, 2025 (as amended on December 31, 2025 and June 5, 2026), by and Air Water Ventures Holdings Limited, a Cayman Islands exempted company (“AWVL”), Air Water Ventures Limited, a Cayman Islands exempted company (“PubCo”) and IPCX Merger Sub Ltd., a Cayman Islands exempted company (“Merger Sub”).

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the inclusion of the Updated Newbridge Opinion as an annex to the proxy statement/prospectus that is being filed with the Securities and Exchange Commission (the “SEC”) in connection with the proposed amended business combination transaction involving IPCX and AWVL, which proxy statement/prospectus forms a part of IPCX’s Registration Statement on Form S-4 that is being filed with the SEC (the “Registration Statement”), (ii) the references to Newbridge in the Registration Statement and (iii) the inclusion therein of related information such as (a) the summaries of and excerpts from the Updated Newbridge Opinion, (b) the description of certain financial analyses underlying the Updated Newbridge Opinion and (c) certain terms of our engagement by IPCX.

By giving such consent, Newbridge does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used therein, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking